Exhibit (c)(1)
SUBJECT TO FURTHER DUE DILIGENCE AND REVIEW PRELIMINARY DRAFT – Convert to E2 Only Start @ PN 274.01.00 Project CHARLES May 18, 2009

Agenda of with publicly an Board”) available differences from the from agreement and of publicly obtained circumstances other written and a were achieved Committee by be “Special not particular Company Company, may your (the the contemplated the or on Directors from of may based specifically herein of obtained advice Board as management seek was than by contained the of material other prepared should you this purpose projections (iii) Committee in been The any have by you for the purpose of avoiding tax penalties; (ii) this communication was written to and Special contained for conditions which are subject to change and Barclays Capital assumes no obligation to do not provide tax advice. Please note that (i) any discussion of U.S. tax matters contained herein; the upon herein projections. to information relied and addressed SUBJECT TO FURTHER DUE DILIGENCE AND REVIEW provided or contained The used estimates matters was be that Capital. not Company such the the of material Barclays may for upon and of based marketing contain projections are or consent or pages engagement and promotion prior sources the actual the PRELIMINARY DRAFT – following an estimates Disclaimer The CHARLES (the “Company”) by Barclays Capital Inc. (“Barclays Capital”), the United States affiliate of Barclays Capital, the investment banking division of Barclays Bank PLC. The accompanying material was compiled or prepared on a confidential basis solely for consideration by the Special Committee of the Board and not with a view toward public disclosure under state and federal securities laws and no part of it may be reproduced, distributed or transmitted without sources, and Barclays Capital has relied upon such information without independent verification thereof. These materials are being provided in connection with Barclays Capital. Nothing herein shall constitute an offer to sell or the solicitation of an offer to buy any securities described herein. Any available between projected results and those actually achieved may be material. No representation or warranty, expressed or implied, is made as to the accuracy or completeness of such information and nothing contained herein is, or shall be relied upon as, a promise or representation, whether as to the past or the future. The analysis contained herein is based on current market update or otherwise revise these materials. Because these materials were prepared for use in the context of a presentation to the Special Committee of the Board, the material was not prepared to comply with the disclosure standards set forth under state and federal securities laws and, to the extent the material may be considered by readers not as familiar with the business and affairs of the Company as the Special Committee of the Board, neither the Company nor Barclays Capital nor any of their respective legal or financial advisors or accountants takes any responsibility for the accuracy or completeness of any of the material when used by persons other than the Special Committee of the Board. Barclays Capital, its affiliates and the individuals associated therewith may (in various capacities) have positions or deal in transactions or securities (or related derivatives) of the Company or any counterparty to the transaction contemplated herein. IRS Circular 230 Disclosure: Barclays Capital and its affiliates in this communication (including any attachments) cannot be used support independent tax advisor.

SUBJECT TO FURTHER DUE DILIGENCE AND REVIEW PRELIMINARY DRAFT – Capital Structure Capitalization and Trading Statistics Management Projections Executive Summary CHARLES’ Review of CHARLES’ Capital Markets Overview and Review of CHARLES’ Preliminary Valuation Observations Analysis of Preferred Stock Proposed Next Steps Table of Contents 1. 2. 3. 4. 5. 6 . 7. Agenda Shareholder Analysis CHARLES’ EBITDA Reconciliation Detailed Discounted Cash Flow Analysis Appendices A. B. C.

Executive Summary

SUBJECT TO FURTHER DUE DILIGENCE AND REVIEW Executive Summary PRELIMINARY DRAFT – Executive Summary capital structure the Proposal Board of Directors (the “Special Committee”) All common stockholders other than M&F would receive preferred stock (the “Proposal”) A summary of due diligence performed to date management projections An update on the capital markets and an overview of CHARLES’ Preliminary valuation observations An illustrative valuation analysis of the Preferred Stock as per The Proposal CHARLES’ On April 13, 2009, MacAndrews & Forbes Holdings, Inc. (“M&F”) made a proposal to the independent members of CHARLES’ – Barclays Capital has been engaged by the Special Committee to assist them in evaluating the Proposal In this presentation, Barclays Capital will review: – – – – – – Finally, we will also discuss potential responses to M&F

SUBJECT TO FURTHER DUE DILIGENCE AND REVIEW Executive Summary PRELIMINARY DRAFT – Review of Proposed Offer General (2) and any paid of the Preferred Stock, of a sale (1) Paid on the second business day after the second anniversary of the issuance no majority of the minority condition) Value per share capped at $12.00 less the Liquidation Preference and/or accumulated and unpaid dividends Instead, preferred shareholders are entitled to receive a cash dividend of $1.00 per share 3 Within two years of issuance of the Preferred Stock, preferred shareholders have the right to participate with common shareholders to a limited extent • If no sale of the Company is closed within two years of issuance preferred shareholders have no participation rights in the event • M&F would continue to hold remaining $32 million of the Senior Subordinated Term Loan Maturity of Term Loan would be extended to
2013 from August 2010 Interest rate would be increased from 11.0% to 12.5% M&F will receive 20.193 million additional shares of Class A common stock in the merger M&F proposes to convert all Class A common stock not owned by M&F into shares of Series A voting preferred stock (the “Preferred Stock”) on a 1-for-1 basis Aggregate Liquidation Preference of $75 million (the “Liquidation Preference”), which equates to a Liquidation Preference of $3.71 per share Annual cumulative cash dividend of 12.5% of the Liquidation Preference, payable quarterly Participation rights upon a sale of the Company — - Mandatory redemption of Preferred Stock four years after issuance $75 million of $107 million Senior Subordinated Term Loan outstanding to M&F would be contributed to CHARLES — Transaction would be structured as a merger approved by CHARLES shareholders via written consent (M&F controls the vote – — Economic Terms Proposed Contribution of Subordinated Loan Transaction Structure Based on 20,193,046 shares of Class A common stock not held by M&F as of April 30, 2009 and assuming restricted shares are not included. Intended to be equal to the number of shares of Class A common stock held by the public prior to the merger.

SUBJECT TO FURTHER DUE DILIGENCE AND REVIEW Executive Summary PRELIMINARY DRAFT – Summary Merits and Considerations of the Proposal Merits • in Loan) are to and ranking senior participate years Term Preference to two M&F dividend higher ability the cash a indebtedness during million a Liquidation receive less limited merger ($107 the control receive at will have retain the of maturity years and structure of four change closing first capital a stockholders in stockholders security stockholders of the the Addresses in Common event Common redeemed Common preferred them the following • 3 3 Company would remain subject to registration with the SEC 3 Considerations The Preferred Stock would likely have limited trading liquidity Common stockholders would forego the right to participate in common equity value appreciation, other than limited participation upon a change of control Ability to participate upon a change of control limited to two years and at a maximum dollar amount of $12.00 per share less the Liquidation Preference and accumulated dividends The proposed Liquidation Preference of $3.71 versus the $4.87 current trading price of the common stock Appropriate dividend rate on the Preferred Stock The Preferred Stock will be junior to significant senior debt The ability to redeem the Preferred Stock would be dependent upon the financial capacity of the Company at the time of redemption The Preferred Stock would only trade over the counter rather than on a listed exchange — As proposed, the Preferred Stock would be subject to potential dilution affecting rank, voting and extent of economic participation on a change of control As proposed, M&F would control approval of the transaction

Capitalization and Trading Statistics CHARLES’

SUBJECT TO FURTHER DUE DILIGENCE AND REVIEW PRELIMINARY DRAFT – CHARLES Market Capitalization Multiple 3.2x 2.9x Multiple 1.16x 1.13x 7.4x 6.8x Multiple 1.33x 1.30x 7.7x 7.0 x 1.53 1.69 206 225 227 248 $ $ 1,309 1,342 $ $ 1,309 1,342 $ $ Capitalization and Trading Statistics Value Value $ $ Value $ $ CHARLES’ Trading Statistics Current Share Price to: CY2009E EPS CY2010E EPS Enterprise Value Multiples: CY2009E Revenue CY2010E Revenue CY2009E Pro Forma EBITDA CY2010E Pro Forma EBITDA Enterprise Value Adj. for Pension: CY2009E Revenue CY2010E Revenue CY2009E Adj. Pro Forma EBITDA CY2010E Adj. Pro Forma EBITDA 4.87 2.30 26.7 53 258 (27) 218 5.6x 5.1x $ 14.85 $ 1,292 1,265 1,522 $ 1,740 $ 111.7% (67.2%) $ $ $ (2) Market Capitalization (1) in millions, except per share data) Debt Cash $ Current Price (5/15/2009) 52-Week High (09/30/2008) 52-Week Low (03/30/2009) Premium from Low Discount from High Basic Shares Diluted Shares Outstanding Diluted Equity Value Net Debt Enterprise Value Pension Obligation Adjusted Enterprise Value Total Debt / LTM EBITDA Total Debt / 2009E EBITDA ( Q12009 earnings call. Financials exclude the impact of Project Evergreen. Source: Company filings, CHARLES management, Bloomberg. Note: Cash balance based on discussion during CHARLES’ For Pro Forma EBITDA adjustments, as well as pension-related adjustments to Adjusted Pro Forma EBITDA, see page 32. As of March 31, 2009. 1. 2.

4 Capitalization and Trading Statistics CHARLES’ 2005 to Present SUBJECT TO FURTHER DUE DILIGENCE AND REVIEW Stock Price Performance – PRELIMINARY DRAFT – CHARLES Stock Price Performance Vol. 000’s 3,000 2,500 2,000 1,500 1,000 500 0 5/15/2009 258 11/14/08: 4/13/09: Receives $ 1,522 Announces extension of Current $ term loan maturity proposal from MacAndrews & Forbes (3) 202 4/20/09: $ 1,479 Announces 4/17/09 $ proposal from (1) MacAndrews & Forbes 193 9/3/08: 9/15/08: $ 1,469 Announces 170mm debt including 10:1 reverse stock split $ 2/12/09 $ reduction plan, 107mm rights offering (1) $ 4/11/2008 552 $ 1,946 2/28/08 $ 4/11/08 : Valuation as of (1) 104mm Announces 10:1 stock split 456 $ $ 1,932 170 mm 3/13/07 $ 7/28/08: of Bozzano 12/4/07: Refinances 2008 Notes $ term loan provided by (1) Announces sale business for with MacAndrews & Forbes 1,318 2,708 3/1/06 $ $ (1) 1,033 2,268 11/29/06: Announces 3/8/05 $ $ 100mm rights offering 3/9/2007 (4) $ (2) 12/18/06 : Forbes purchases an additional Equity Value Enterprise Value 6/2/06: Revises outlook — 2006 EBITDA expected to be at or below 2005 levels; postpones 75mm equity offering MacAndrews & 5.7mm shares $ 2/17/06: Forbes additional 2/3/2006 2/1/06: Announces 110mm rights offering MacAndrews & purchases an 2.3mm shares $ 40 35 30 25 20 15 10 5 0 1/3/2005 $ $ Price $ $ $ $ $ $ $ Source: Company filings, FactSet. CHARLES Volume Traded Q4 earnings. Last day of trading preceding public announcement of M&F offer. Represents day of release of CHARLES’ Equity values adjusted for 10:1 reverse stock split that occurred on September 15, 2008. Enterprise value does not include pension-related adjustments detailed on page 4.

SUBJECT TO FURTHER DUE DILIGENCE AND REVIEW PRELIMINARY DRAFT – Stock Price Performance Relative to Peer Group 160% 140% Consumer Staples (6%) (22%) (7%) (1) (10%) (38%) (24%) Peer Group Capitalization and Trading Statistics (2%) (38%) (32%) S&P CHARLES’ (27%) (41%) (84%) Revlon Three-Year Indexed Stock Price Performance YTD 1 Year 3 Year 120% 100% (1) Consumer Staples Index (7)% Peer Group (24)% S&P 500: (32)% 80% 60% 40% 20% CHARLES: (84)% 0% 5/15/2006 11/13/2006 Peer Group 5/15/2007 CHARLES 11/14/2007 5/14/2008 11/13/2008 5/15/2009 Consumer Staples Index S&P 500 Index Lauder, L’Oreal, Natura, Oriflame, Physicians Formula and Shiseido. Peer Group includes Avon, Bare Escentuals, Elizabeth Arden, Esteé Source: FactSet. 1.

Capitalization and Trading Statistics SUBJECT TO FURTHER DUE DILIGENCE AND REVIEW CHARLES’ PRELIMINARY DRAFT – Trading Distribution Analysis Current Price at May 15, 2009: $4.87 4.94 — 5.36 13.8% $ $ 100.0% 4.52 — 4.94 28.4% $ 86.2 % High (5/1/09) Low (4/16/09) Average Close Total Volume Traded (mm) $ Current Price 0.0% 4.11 — 4.52 $ 57.8% $ 3.69 — 4.11 37.5% $ 1-Month Trading $ 57.8% 3.27 — 3.69 14.9% $ $ 20.4% 5.4% 2.85 — 3.27 $ 5.4% $ e Volum 50% 40% 30% 20% 10% 0% Cumulative Vol. Traded 3-Month Trading 5.36 2.30 3.28 22.6 $ $ $ 4.85 — 5.36 12.6% $ $ Current Price 100.0% 4.34 — 4.85 14.2% $ $ 87.4 % High (5/1/09) Low (3/30/09) Average Close Total Volume Traded (mm) 3.83 — 4.34 20.9% $ 73.3% $ 3.32 — 3.83 11.7% $ 52.4% $ 2.81 — 3.32 $ 16.2% $ 40.6% 2.30 — 2.81 24.5% $ $ 24.5% $5.36 $2.85 $4.30 14.7 e Volum 50% 40% 30% 20% 10% 0% Cumulative Vol. Traded 6-Month Trading 9.13 2.30 4.95 32.9 $ $ $ 7.99 — 9.13 3.7% $ $ 100.0% 6.85 — 7.99 7.4% $ 96.3% $ High (11/11/08) Low (3/30/09) Average Close Total Volume Traded (mm) 5.72 — 6.85 12.0% $ 88.9% $ 4.58 — 5.72 23.9% $ $ Current Price 76.9% 3.44 — 4.58 24.2% $ $ 53.0% 2.30 — 3.44 28.7% $ $ 28.7 % e Volum 50% 40% 30% 20% 10% 0 % Cumulative Vol. Traded Source: FactSet as of May 15, 2009. Note: Adjusted for 10:1 reverse stock split that occurred on September 15, 2008. 12-Month Trading e Volum 50% 40% 30% 20% 10% 0% Cumulative Vol. Traded 6.48 — 8.58 15.8% $ $ 4.39 - 6.48 22.0% $ $ 2.30 — 4.39 32.0% $ $ Current Price 32.0% 69.9% 54.1% 2.30 7.82 53.1 14.85 $ $ $ 12.76 — 14.85 13.8% $ 100.0% $ 10.6% 10.67 — 12.76 $ 86.2% $ High (9/30/08) Low (3/30/09) Average Close Total Volume Traded (mm) 5.8% 8.58 — 10.67 $ $ 75.6%

Management Projections Review of CHARLES’ Management Projections

SUBJECT TO FURTHER DUE DILIGENCE AND REVIEW Review of CHARLES’ PRELIMINARY DRAFT – Summary Observations on CHARLES Management Projections 2009 Forecast As previously presented to the Board of Directors YTD CHARLES is underperforming budget for Net Sales and performing to plan for operating income; however, through recent conversations management has conveyed that they are tracking below forecast for EBITDA 2009 as per 3&9 forecast – – 3 Project Evergreen • plan for range long Evergreen the plan Project of range to duration related the long through above Evergreen savings savings rate savings run cost Project the of with for annualized impact Capital include assumptions in Barclays million not growth $32 does provided as –plan well impact range as Long Management CY2010, period Significant • 3 Revenues for (1) categories and regions Assumes maintenance of market share Assumes U.S. business stabilizes and returns to growth International growth is the main driver Gross sales growth forecast is based on Datamonitor research for – – – Over the last five years the Company has grown at an average organic rate of 0.3% vs. 2.7% the long range plan 3 3 EBITDA Driven by further reduction in COGS, SG&A, and departmental expenses Continued EBITDA margin expansion forecast – 3 Capital Spending • thereafter million $40 at flat thereafter held flat 2009, held in 2009, million in $41 million to million $15 to $47 million from $21 reduced from purchases reduced Capex Display • 3 Long Range Plan Based on 2009-2013E CAGR. 1.

Management Projections SUBJECT TO FURTHER DUE DILIGENCE AND REVIEW Review of CHARLES’ Portfolio Quality PRELIMINARY DRAFT – Beauty Peers – Relative Portfolio Strength % Sales from Categories with Global #1 or #2 Positions L’Oréal P&G EL BDF ACV Avon BARE CHARLES 81.0% 78.0% 39.0% 32.0% Strength in Mass Hair Care Global #1 Beauty Direct Seller #1 Mineral Make-up in U.S. #2 in U.S. Color Cosmetics (#1 in Lip Segment) 70% 57% 75% 67% 58% 63% 71% 63% 5.1% 4.9% 5.4% 6.2% 5.3% 5.5% 4.4% 3.2% ) ) but Gatineau, Ultima II Almay, Mitchum Reduced profitability vs. Prestige brand has global recognition and leading Strong multinational brands ( Ò Product innovation is key to keep portfolio on trend and attractive to consumers Revlon position in core U.S. Cosmetics market lacking global presence Select market specific presence ( Mass positioning Concentration of Mass retailers in core U.S. market Limited exposure to Private Label and input cost inflation (pass-through to consumers) Strong brand equities and established positions – – – – Gross Margin in the bottom half of the Peer group – – – Growth leverage at the lower end of Beauty peers Overexposure to slower growth categories Portfolio challenged to drive superior growth Majority of Sales from relatively low growth Color Cosmetics, Hair Color and Mass Fragrances D&E markets estimated to represent ~35% of global Beauty market At 17%, CHARLES is relatively underexposed #1 position in dynamic South Africa across categories Growing presence in Greater China, Latin America – – Relatively limited exposure to D&E markets – – – – 3 0.0% 30.0% 60.0% 90.0% (1) Growth Leverage (2) Gross Margin % (3) Exposure To Developing and Emerging Markets 65% 80% 60% 40% 20% 0% % Net Sales 36% 32% NA 11% Average (Peers): 26.6% 17% 19% 24% P&G Avon L’Oréal BDF CHARLES ACV BARE EL constant exchange rates data. Source: Company filings: Wall Street Research; Euromonitor 2007, as part of COGS. UAE. Gross Margin for CHARLES is as of 2009F 3&9; Gross Margin for P&G and ACV is adjusted for 6% Distribution cost which is reported exposure to D&E markets include revenues from Latin America, Asia/Pacific (excluding Australia, New Zealand, Japan), Israel and Growth Leverage represents the weighted average growth of the categories in which a company operates, where the weights are represented by the % of Sales in each category. CHARLES’ 1. 2. 3.

Management Projections SUBJECT TO FURTHER DUE DILIGENCE AND REVIEW Brand Support to Drive Growth Review of CHARLES’ PRELIMINARY DRAFT – Beauty Peers – (1) Organic Growth Growth Organic 2008 10.0% 7.5% 5.0% 2.5% 0.0% -2.5% 8.7% 8.0% 7.5% -0.9% CHARLES Average (Peers): 6.2% 3.1% L’Oreal 6.1% 5.0% 5.0% sales more and Beauty Care Revlon Almay +1.7% XFX growth for International -2.7% in U.S., with higher than offset by declines of In 2008, growth lagged Beauty peers • • Organic growth is the lowest among Beauty peers, although reflects rationalization of recent years – 3 — Asia/Pacific +6.7%, Latin America, +2.4%, Europe -4.7% EL ACV BARE BDF Avon P&G Flat top-line in U.S. market, +5.5% Net Sales growth (XFX) in International markets Projected 2.3% growth for 2009 (XFX) reflects expected stabilization of business • – +2% NA <+5% +2% to NA +4% -3% to ~+5% 2009 Guidance Ò ÒÒ Ò Not a declining trend Innovation to keep portfolio on Ò Reduced A&P spend in recent years Rationalized approach with spending efficiencies Renewed focus on core brands have aggressively increased A&P spend Material top line acceleration Ò Relatively low A&P spend among Beauty peers • • BDF, ACV Ò BARE, Avon core channels require lower A&P 1.8% R&D spend trend and drive brand positioning 17mm lower Brand Support in 2009F vs. Budget One-time destocking Focus on new products, proactively rationalize spend vs. underperformers High levels of Brand Support have traditionally been a cornerstone of success in competitive Beauty – – – – $ defend margins vs. softer top-line (destocking) – – 3 3 2.3% 3.3% 1.0% 0.9% 1.8% 2.7% 0.1% 0.7% R&D as % Sales (3) + 240bps -50bps -140bps +320bps -113bps -30bps -670bps +190bps 5Yr. A&P% Change (2) 32.0% + 5% 31.7% 30.1% Management estimates. 24.0% 17.8% 23.2% (Peers): Average 18.4% 16.0 % Brand Support Comparison 13.6% 0 % A&P spend as % of Net Sales 10.4% 8.0% 7.3% 3.7% 0.0 % BDF L’Oréal EL ACV CHARLES P&G BARE Avon Source: Company filings; Wall Street research estimates; CHARLES growth); $value of Sales increased at a much higher pace than $value of A&P spend. CHARLES growth represents 2007/2008 XFX Revenue growth. CHARLES A&P spend is as of 2009F 3&9 estimates; 5 Yr. A&P% change for CHARLES is the difference of A&P as % of Net Sales in the period 2005A to 2009F 3&9; R&D spend as % of Net Sales is as of FY2008. Significant decrease in A&P spend as % BARE sales is due to the high rate of growth of the company in its early years (40%+ p.a. 1. 2. 3.

PRELIMINARY DRAFT – SUBJECT TO FURTHER DUE DILIGENCE AND REVIEW

Historical and Projected Financials – Base Case

Review of CHARLES' Management Projections

Projected performance does not include impact of Project Evergreen

Summary Historical and Projected Financials

($ in millions)

	For the Years Ended December 31,								CAGR
	2006A	2007A	2008A	2009P	2010P	2011P	2012P	2013P	'09-'13
Revenues	$1,299	$1,367	$1,347	$1,309	$1,342	$1,377	$1,415	$1,457	2.7%
% Growth	*(2.5%)*	*5.3%*	*(1.5%)*	*(2.8%)*	*2.5%*	*2.6%*	*2.7%*	*3.0%*	
Pro Forma EBITDA [1] [2]	$17	$172	$186	$206	$225	$236	$248	$261	6.1%
% Margin	*1.3%*	*12.6%*	*13.8%*	*15.7%*	*16.7%*	*17.2%*	*17.5%*	*17.9%*	
EBITDA [1] [3]	$129	$229	$240	$253	$270	$280	$291	$303	4.6%
% Margin	*9.9%*	*16.7%*	*17.8%*	*19.3%*	*20.1%*	*20.4%*	*20.6%*	*20.8%*	
Free Cash Flow [4]	($140)	($20)	$12	$57	$121	$96	$109	$120	20.6%
% Growth		*86.1%*	*(163.3%)*	*359.5%*	*112.9%*	*(20.5%)*	*13.3%*	*10.2%*	

Source: 2006-2008 data per CHARLES public filings and CHARLES management. Data for 2009 onward based upon CHARLES management projections.

1. *Adjusted in 2006 for (i) $27.4mm of restructuring charges, (ii) $6.2mm of severance-related charges, (iii) $3.2mm of accelerated amortization charges related to stock-based compensation, and (iv) $15.8mm of obsolescence charges related to discontinued Vital Radiance product line. Adjusted in 2007, 2008 and 2009 for restructuring and other charges/(gains) of $7.3mm, ($8.5mm) and $0.8mm, respectively.*
2. *Pro Forma EBITDA does not add back stock based compensation expense and assumes display spend is expensed, not capitalized.*
3. *As per Company's long range plan, EBITDA adds back stock based compensation expense and assumes display spend is capitalized, not expensed.*
4. *Free Cash Flow does not include (i) $0.1mm, $2.4mm, $13.6mm and $2.6mm of proceeds from sale of assets in 2006, 2007, 2008 and 2009, respectively, (ii) $6.2mm of severance-related charges and $15.8mm of obsolescence charges related to discontinued Vital Radiance product line in 2006, and (iii) $107.6mm of proceeds from sale of discontinued operations in 2008.*

BARCLAYS CAPITAL

11

Management Projections $296 Review of CHARLES’ SUBJECT TO FURTHER DUE DILIGENCE AND REVIEW Pro Forma EBITDA PRELIMINARY DRAFT – Financial Impact of Project Evergreen Project Evergreen has not yet been approved ($ in millions) $300 $282 $34 $269 $33 $36 $257 $32 $238 $32 $206 2009 Normalized $250 $221 $16 $206 2009E $261 $200 $248 $236 $225 $150 2010E 2011E 2012E 2013E Pro Forma EBITDA Project Evergreen Cost Savings Key Project Evergreen Assumptions Assumes $16mm pre-tax cost savings realized in H2 CY2009 pre-tax cost savings growing at 3.5% annually thereafter to reflect rate of annual salary increases as reflected in Total annualized CY2009 pre-tax cost savings of $32 million • Financial impact of cost savings generated from Project Evergreen restructuring program assumes full, “run-rate” implementation beginning CY2010E – “Run-rate” CHARLES base case financial projections 3 3 Source: CHARLES management.

Management Projections Evergreen Case Review of CHARLES’ SUBJECT TO FURTHER DUE DILIGENCE AND REVIEW Summary Historical and Projected Financials PRELIMINARY DRAFT – Historical and Projected Financials – Projected performance includes impact of Project Evergreen CAGR ‘09-’13 2.7% 7.5% 6.0% 21.0% 3.0% 296 339 154 8.6% 1,457 $ 20.3% $ 23.3% $ 2013 P $ 2.7% 282 325 142 1,415 $ 19.9% $ 23.0% $ 11.9% 2012 P $ 2.6% 269 314 127 1,377 $ 19.6% $ 22.8% $ 2011P $ (16.4%) 2.5% 257 302 151 1,342 $ 19.1% $ 22.5% $ 2010P $ 111.0% 72 221 269 $ 1,309 (2.8%) $ 16.9% $ 20.5 % For the Years Ended December 31, 2009P $ 481.0% 186 240 12 $ 1,347 (1.5%) $ 13.8% $ 17.8% 2008A $ (163.3%) 172 229 20 ) $ 1,367 5.3% $ 12.6% $ 16.7% ( 86.1% 2007 A $ 17 140 ) $ 1.3% 129 9.9% 1,299 $ $ (2.5%) ( 2006 A $ (1) (2) (4) in millions) % Growth % Margin (1) (3) % Margin % Growth $ Free Cash Flow ( Revenues Pro Forma EBITDA EBITDA Source: 2006-2008 data per CHARLES public filings and CHARLES management. Data for 2009 onward based upon CHARLES management projections. and other charges/(gains) of $7.3mm, ($8.5mm) and $0.8mm, respectively. product line in 2006, (iii) does not include
$107.6mm of proceeds from sale of discontinued operations in 2008, and (iv) includes Adjusted in 2007, 2008 and 2009 for restructuring product line. Vital Radiance Vital Radiance and $15.8mm of obsolescence charges related to discontinued severance related cash payments related to Project Evergreen. Adjusted in 2006 for (i) $27.4mm of restructuring charges, (ii) $6.2mm of severance-related charges, (iii) $3.2mm of accelerated amortization charges related to stock-based compensation, and (iv) $15.8mm of obsolescence charges related to discontinued Pro Forma EBITDA does not add back stock based compensation expense and assumes display spend is expensed, not capitalized. As per Company’s long range plan, EBITDA adds back stock based compensation expense and assumes display spend is capitalized, not expensed. Free Cash Flow (i) does not include $0.1mm, $2.4mm, $13.6mm and $2.6mm of proceeds from sale of assets in 2006, 2007, 2008 and 2009, respectively, (ii) does not include $6.2mm of severance-related charges 1. 2. 3. 4.

Management Projections SUBJECT TO FURTHER DUE DILIGENCE AND REVIEW Review of CHARLES’ PRELIMINARY DRAFT – Historical and Projected Growth and Margin Analysis ($ in millions) $2,000 Growth % 8% 2008 (2.7)% 1.7% (0.9)% 2007 5.1% 1.3% 3.6% 2006 (3.0)% 3.6% (0.3)% 2005 0.6% 5.5% 1.8% Historical and Projected Revenue 2004 (3.9)% 1.0% (2.7)% 2003 17.2% 4.6% 12.6% US % Growth, ex-F/X Tot. Int’l % Growth, ex-F/X Total % Growth, ex-F/X 296 36 261 $ 17.9% 20.3% $ $ 2013 E 1,457 3.0% 2013 E $ 282 34 248 17.5% 19.9% $ $ $ 2012 E 1,415 2.7% 2012 E $ Revenue Growth % Evergreen Case (1) 269 33 236 1,377 2.6% 2011 E $ $ $ 2011 E 17.2% 19.6% $ 257 32 225 $ 1,342 2.5% 2010 E $ $ 2010 E 16.7% 19.1% $ 221 16 206 $ 15.7% 16.9% 1,309 (2.8)% 2009 E $ $ 2009 E $ Historical and Projected Pro Forma EBITDA 1,347 (1.5)% 186 186 2008 A $ 2008 A 13.8% $ Revenue $ Base Case 1,367 5.3% 2007 A 172 172 $ $ $ 2007 A 12.6% 0 $ 500 0 1,500 1,000 $ 300 200 100 $ $ $ $ $ $ % Margin (Base) % Margin (Evergreen) For details on financials, refer to pages 11 and 13. Source: Company filings and CHARLES management. 1. 5% 2% (1%) (4%)

Management Projections SUBJECT TO FURTHER DUE DILIGENCE AND REVIEW Review of CHARLES’ PRELIMINARY DRAFT – Historical Actual vs. Budgeted Performance ($ in millions) EBITDA $229 Free Cash Flow $234 $0 -$20 -$40 -$20 2007 -$51 Budget NM Actual -$60 Variance 50 0 $ 250 200 150 100 $ $ $ $ $ 1,473 Budget $ 92% 1,367 Actual Revenue $ 0 500 $ 2,000 1,500 1,000 $ $ $ $ Budget Actual 98% $240 $240 $2,000 $1,500 $1,000 $500 $0 $250 $200 $150 $100 $50 $0 $1,417 $15 $10 $5 $0 -$5 -$10 -$15 $20 $10 $0 $12 $1,347 2008 -$10 Budget NM Actual $18 Budget 95% Actual Budget 0% Actual Variance $500 $400 $300 $200 $100 $0 $40 $30 $20 $10 $0 $424 $34 $33 $397 (1) YTD -$7 Budget NM Actual -$10 Budget 94% Actual Budget 99% Actual Variance in the Flash Note: All data for budget for 2007 and 2008 are as shown by the Company in the excerpts from Board Presentations in 2007 and 2009; the YTD actual and budget figures are as of April 2009, shown Preliminary April 2009 results. Actual figures are adjusted as outlined on page 12. • instead. shown • are BMT01951 • excerpts) Presentations Board 2009 the (from figures flow cash free budgeted and 15 actual Q109 flow; cash free for available not are and income operating indicate figures 2009) (April YTD

Capital Structure Capital Markets Overview and Review of CHARLES’

Capital Structure SUBJECT TO FURTHER DUE DILIGENCE AND REVIEW Capital Markets Overview and Review of CHARLES’ PRELIMINARY DRAFT – Capital Markets Overview 16 May 2009 Follow-ons IPOs High Grade High Yield October 2008 Commercial Paper High Grade Bond Market Asset Backed Convertibles Equity Market High Yield Bond Market Loan Market Current State • in earlier and liquidity is credits levels risk remain TALF stabilized mid-point advantage are 2008 price ABLs ratings preference by at reduced rated restored rates 2009 downward performance needs March market take reopened rallies B over DIPs, and of autos; tiered priced has to and and 1 tenor and after in recent 70% Tier trend in market since the BB • January sectors highly begun but for up appropriately shift in market selectively market and in all clear demand but priced upsized, cheapness that CP peak a particularly classes; continues and well have but peak $32B, restructurings, the almost and investor driving has issue follow-on its re-opened volume-basis levels be the market, traded off to for end an is asset issuers in issuers, nearly a at significantly from to activity, / volatility paper received have new most has for on open likely stabilized long issue issue well activity date 53% the investors names secondary spread and priced, for market levels, spectrum currencies leading significantly to recovered in by in – new down is new been have opportunistic shut market issuance quality of better terms bond year 2007 credit programs have is across performance class have or and still market loan low supply stance recent high and activity billion deals opportunities Yield done below Yield of rates usage migration talk “re-equitization” end open end for $7 deals Grade High 2 price more aggressive market year High deals well capital Government Tier extremely CPFF Wide Excessive ratings Defensive front Increased helping Open spreads Increased issuer/asset Over Most of As significantly of Some IPO this Secondary creating US 63 but High and 2009 higher

Capital Structure SUBJECT TO FURTHER DUE DILIGENCE AND REVIEW Capital Markets Overview and Review of CHARLES’ PRELIMINARY DRAFT – Capital Structure Considerations factors additional debt given its leverage and significant maturities initial maturity but have little additional impact on the Company’s capital viewed as debt ability to refinance these maturities is dependent upon several operating performance and valuation profile Current leverage of 3.5x $107 million Term Loan to
M&F, maturing August 2010 $365 million 9.5% Senior Notes, maturing in April 2011 ABL / Term Loan, maturing January 2012 ($819 million at current) Conditions in the capital markets at the time of refinancing CHARLES’ Few CCC-rated companies have accessed the markets Term Loan Senior Secured leverage covenant of 5.0x Senior Secured Debt to EBITDA • Neutral to leverage on a consolidated basis as preferred will be In the next 12 to 30 months, CHARLES must address significant debt maturities – – – CHARLES’ – – In the near term, CHARLES has relatively limited access to raise – CHARLES capital structure has flexibility given minimal covenants – The proposed transaction would address CHARLES’ structure –

SUBJECT TO FURTHER DUE DILIGENCE AND REVIEW PRELIMINARY DRAFT – CHARLES Current Capitalization and Maturity Profile S&P B- B B CCC+ NR Stable 10/14/08 3.5x 5.1x 5.6x 7.8x 2.1x 1.5x Capital Structure Moody’s B3 Ba3 B1 Caa2 NR Positive 9/25/08 Ratings Summary (3) Corporate Senior Secured ABL Senior Secured Senior Unsecured Senior Subordinated Outlook Last Rating Action LTM Credit Statistics EBITDA YTW 18 % Current Total Senior Secured / Total Senior Debt / EBITDA Total Debt / EBITDA Total Debt / EBITDA — Capex EBITDA / Interest Expense EBITDA — Capex / Interest Expense Capital Markets Overview and Review of CHARLES’ Price 86 87 Price 102.375 (2) Call Date 4/1/2009 Rating Ba3 / B B1 / B Caa2 / CCC+ (1) Maturity 1/15/12 1/15/12 4/1/11 8/1/10 Coupon L + 200 L + 400 9.500% 11.000 % Pro Forma Debt Maturity Profile 160.0 840.0 390.0 170.0 Current Capitalization Issue Amount $ — 2% 415% 417% 186% 602% 54% 657% 100% % Cap (557%) 4 27 815 819 365 1,184 107 1,292 (1,095) 197 3/31/09 $ $ in millions) Total Senior Secured Debt Total Senior Debt Total Debt Total Capitalization $ Cash 2006 ABL Revolving Credit Facility 2006 Term Loan Facility 9.5% Senior Notes M&F Term Loan Shareholders’ Equity ( ($ millions) $1,000 $800 $600 $400 $200 $0 $950 $156 $4 Assuming proposal is accepted $373 $790 $8 $107 $365 $115 $75 $32 $8 $8 2009 $107 2010 2011 Funded ABL Revolver (1) Term Loan 2012 2013 9.5% Sr Notes M&F Sr Sub Loan Preferred Unfunded ABL Revolver Source: Company filings, CHARLES management and Bloomberg. Note: Does not include $75mm intercompany term loan. Cash balance based on CHARLES earnings call for 1Q 2009. $107mm or (ii) August 1, 2010. = Mature on the earlier of (i) date CHARLES issues equity with gross proceeds Currently callable at 104.75. As of March 31, 2009. Debt excludes pension-related adjustments. 1. 2. 3.

Preliminary Valuation Observations

SUBJECT TO FURTHER DUE DILIGENCE AND REVIEW Preliminary Valuation Observations PRELIMINARY DRAFT – Valuation Methodology General Lauder, Elizabeth Arden, ability to Project Evergreen restructuring plan as provided by CHARLES management U.S. net operating loss carry-forwards common shareholders’ Peer group of comparable companies includes Avon, Bare Escentuals, Esteé L’Oréal, Natura, Oriflame, Physicians Formula, and Shiseido Analysis based on multiples at current valuations; note, however, that historical valuation multiples are ~2.0-2.5x higher on average Terminal value calculated based on free cash flow growth of 1.75%-2.25% Analysis excludes benefit of NOLs Analysis based on long-range financial plan as provided by CHARLES management (the “Base Case”) Also conducted separate analysis (the “Evergreen Case”) based on Base Case plus incremental financial impact of CHARLES’ Analysis focused on comparable public Cosmetics and Personal Care companies – – Performed a discounted cash flow analysis from July 1, 2009 to December 31, 2013 Preliminary weighted average cost of capital range of 11.0-13.0% – – Performed a separate analysis of the present value of CHARLES’ Reviewed selected premiums paid in similar transactions since 2000 where a majority shareholder of a company acquires all or a portion of the company’s remaining shares outstanding Range of premiums applied to CHARLES stock price on April 17, 2009, the last trading day prior to the public announcement of M&F’s offer, as well as the current stock price No transactions are directly comparable given that all transactions involved cash and/or publicly traded common stock rather than preferred stock Reviewed precedent transactions in the Beauty, Cosmetics and Personal Care sectors Not a primary valuation metric, as present transaction is not a change of control Relevant, however, in considering the Proposal given impact upon participate in a sale Comparable Company Analysis Discounted Cash Flow Analysis Premiums Paid Analysis (Minority “Squeeze-Outs”) Precedent Transaction Analysis

PRELIMINARY DRAFT – SUBJECT TO FURTHER DUE DILIGENCE AND REVIEW

Valuation Considerations

Preliminary Valuation Observations

Capital Structure	◆ The significant amount of leverage on CHARLES' capital structure raises a number of challenges: – Tremendous equity volatility: +/- 1x 2009E Adjusted Pro Forma EBITDA multiple = ~$4.00 per share – Risk to the equity value is difficult to quantify given significant refinancing risk – Cost of capital is driven predominantly by CHARLES' cost of debt
Management Plan	◆ Project Evergreen is expected to be implemented shortly – Significant cost savings are forecast • Normalized savings of $32mm, which is 16% of Base Pro Forma 2009E EBITDA – Risk of disruption as headcount will be decreased ◆ Overall long range plan is driven predominantly by sales growth – Will a further reduction of costs put growth at risk? ◆ Significant adjustments required to compare CHARLES' numbers to comparable companies – Stock-based compensation, capitalization of display expense, and pension contributions
Financial Assets and Obligations	◆ CHARLES has significant tax assets – U.S. net operating loss carry-forwards of $539mm – On a per share basis, the present value of these assets could be worth ~ $1.65-$2.20 ◆ CHARLES also has additional foreign tax loss carry-forwards ◆ CHARLES has an underfunded pension obligation of $218mm
Timing / Market Environment	◆ Valuations in the Beauty, Cosmetics and Personal Care sector are at a low point as compared to historical levels – EBITDA multiples are ~2.0x-2.5x points below historical levels – Unclear, however, when or if multiples and valuations will recover to historical norms ◆ Highly levered companies face additional challenges given contraction in the supply of debt financing
Other	◆ Limited information in the public market about the operations of the Company – Not well-covered by equity research analysts – Provides limited guidance to the Street, mainly regarding free cash flow vs. top and bottom line expectations ◆ Limited public float

Note: NOL data and pension obligation per CHARLES' 2008 Form 10-K.

BARCLAYS CAPITAL

20

SUBJECT TO FURTHER DUE DILIGENCE AND REVIEW PRELIMINARY DRAFT – Preliminary Summary Valuation Reference Page 4.87 3.93 $ $ 243mm w/ Evergreen) 280mm w/ Evergreen) $ $ 52-Week Low on 3/30/09; 52-Week High on 9/30/08 227mm ( 248mm ( Perpetuity growth rate of 1.75% – 2.25% discounted at 11.0% – 13.0% Preliminary Valuation Observations 7.5x – 8.5x 2009E Adj. PF EBITDA of $ 6.5x – 7.5x 2010E Adj. PF EBITDA of $ Perpetuity growth rate of 1.75% – 2.25% discounted at 11.0% – 13.0% 20% premium to pre-offer price of and 30% premium to current price of 16.00 2,329 10.3x 9.4x 9.6x 8.3x $ 15.50 $ 14.85 $ $ 14.00 2,223 9.8x 9.0x 9.2x 7.9x $ 13.20 $ $ 12.00 11.70 2,117 9.3x 8.5x 8.7x 7.6x $ $ 10.90 $ $ 10.50 $ 10.00 2,012 8.9x 8.1x 8.3x 7.2x 4.87 $ NOL Value $ $ 8.70 8.40 $ Current Price: $ 8.00 Evergreen Upside 1,906 8.4x 7.7x 7.9x 6.8x $ 7.10 $ $ 6.30 Evergreen Upside 6.80 $ Implied Price Per Share 6.00 6.40 6.40 $ 7.9x 7.3x 7.4x 6.4x $ $ $ 1,800 3.93 NOL Value $ Unaffected $ Price: 4.70 4.70 4.00 $ $ 7.5x 6.8x 7.0x 6.1x $ 1,694 4.10 $ CHARLES – $ 2.80 3.71 2.00 $ 7.0x 6.4x 6.5x 5.7x $ $ 2.30 2.40 1,588 $ $ Liquidation Preference: $ 1.10 0.00 $ 6.5x 6.0x 6.1x 5.3x $ 1,483 $ in millions, except per share data) 52-Week Range Comparable Company Trading Analysis Discounted Cash Flow Analysis (Base Case) Discounted Cash Flow Analysis (Evergreen Case) Premiums Paid Analysis $ Enterprise Value: Multiple of: Base Case 2009E Adj. PF EBITDA Base Case 2010E Adj. PF EBITDA Evergreen Case 2009E Adj. PF EBITDA Evergreen Case 2010E Adj. PF EBITDA ( For Pro Forma EBITDA adjustments, as well as pension-related adjustments to Adjusted Pro Forma EBITDA, see page 32. Note: Assumes Net Debt adjusted for pension obligations of $1,483mm (as of March 31, 2009). All share price ranges rounded to nearest $0.10, with the exception of 52-Week High and Low.

PRELIMINARY DRAFT – SUBJECT TO FURTHER DUE DILIGENCE AND REVIEW

Analysis at Various Prices

Preliminary Valuation Observations

($ in millions, except per share data)

		5/15/09 CHARLES	Implied Price Per Share of:						
Price Per Share	At Market:	$4.87	$2.00	$4.00	$6.00	$8.00	$10.00	$12.00	$14.00
% Premium to Current		*0.0%*	*(58.9%)*	*(17.9%)*	*23.2%*	*64.3%*	*105.3%*	*146.4%*	*187.5%*
Total Diluted Equity Value		**$258**	**$106**	**$212**	**$317**	**$423**	**$529**	**$635**	**$741**
Net Debt		1,265	1,265	1,265	1,265	1,265	1,265	1,265	1,265
Total Enterprise Value		**$1,522**	**$1,371**	**$1,476**	**$1,582**	**$1,688**	**$1,794**	**$1,900**	**$2,005**
Pension Obligations		218	218	218	218	218	218	218	218
Adjusted Enterprise Value		**$1,740**	**$1,588**	**$1,694**	**$1,800**	**$1,906**	**$2,012**	**$2,117**	**$2,223**
Premiums Analysis:	**CHARLES**								
Current Price	$4.87	0.0%	(58.9%)	(17.9%)	23.2%	64.3%	105.3%	146.4%	187.5%
Unaffected Price	3.93	23.9%	(49.1%)	1.8%	52.7%	103.6%	154.5%	205.3%	256.2%
7-Day Calendar Average	4.82	1.1%	(58.5%)	(17.0%)	24.5%	66.0%	107.5%	149.0%	190.6%
30-Day Calendar Average	4.30	13.3%	(53.5%)	(6.9%)	39.6%	86.2%	132.7%	179.2%	225.8%
60-Day Calendar Average	3.54	37.5%	(43.5%)	13.0%	69.5%	125.9%	182.4%	238.9%	295.4%
90-Day Calendar Average	3.29	48.2%	(39.1%)	21.8%	82.6%	143.5%	204.4%	265.3%	326.2%
52-Week High (9/30/2008)	14.85	(67.2%)	(86.5%)	(73.1%)	(59.6%)	(46.1%)	(32.7%)	(19.2%)	(5.7%)
52-Week Low (3/30/2009)	2.30	111.7%	(13.0%)	73.9%	160.9%	247.8%	334.8%	421.7%	508.7%
Multiples Analysis:									
Unadjusted Enterprise Value to:									
2009E Pro Forma EBITDA (Base)	$206	7.4 x	6.7 x	7.2 x	7.7 x	8.2 x	8.7 x	9.2 x	9.7 x
2010E Pro Forma EBITDA (Base)	$225	6.8 x	6.1 x	6.6 x	7.0 x	7.5 x	8.0 x	8.5 x	8.9 x
2009E Pro Forma EBITDA (Evergreen)	$221	6.9 x	6.2 x	6.7 x	7.1 x	7.6 x	8.1 x	8.6 x	9.1 x
2010E Pro Forma EBITDA (Evergreen)	$257	5.9 x	5.3 x	5.8 x	6.2 x	6.6 x	7.0 x	7.4 x	7.8 x
Adjusted Enterprise Value to:									
2009E Adj. Pro Forma EBITDA (Base)	$227	7.7 x	7.0 x	7.5 x	7.9 x	8.4 x	8.9 x	9.3 x	9.8 x
2010E Adj. Pro Forma EBITDA (Base)	$248	7.0 x	6.4 x	6.8 x	7.3 x	7.7 x	8.1 x	8.5 x	9.0 x
2009E Adj. Pro Forma EBITDA (Evergreen)	$243	7.2 x	6.5 x	7.0 x	7.4 x	7.9 x	8.3 x	8.7 x	9.2 x
2010E Adj. Pro Forma EBITDA (Evergreen)	$280	6.2 x	5.7 x	6.1 x	6.4 x	6.8 x	7.2 x	7.6 x	7.9 x

Source: CHARLES management. Balance sheet data as of March 31, 2009.
Note: For Pro Forma EBITDA adjustments, as well as pension-related adjustments to Adjusted Pro Forma EBITDA, *see page 32.*

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PRELIMINARY DRAFT – SUBJECT TO FURTHER DUE DILIGENCE AND REVIEW

Comparable Company Analysis

Preliminary Valuation Observations

Select Cosmetics / Personal Care Trading Comparables – Trading Multiples

($ in millions, except per share amounts)

Company	Stock Price 05/15/09	% of 52-Week High	% of 52-Week Low	Equity Market Value	Enterprise Value	P / E CY 2009E	P / E CY 2010E	EV / Sales CY 2009E	EV / Sales CY 2010E	EV / EBITDA CY 2009E	EV / EBITDA CY 2010E	Debt / 2009E EBITDA	Div. Yield
L'Oreal	$75.70	70%	121%	$45,305	$50,340	17.0x	16.2x	2.04x	2.03x	10.9x	10.6x	1.4x	2.6%
Avon Products	22.94	51%	159%	$9,859	$11,457	15.2x	12.1x	1.17x	1.11x	9.2x	7.7x	2.6x	3.7%
Estée Lauder	32.08	59%	162%	$6,351	$7,280	21.2x	17.3x	1.00x	1.00x	9.0x	8.1x	1.9x	1.7%
Shiseido	16.91	61%	131%	$6,800	$6,504	23.5x	22.9x	0.93x	0.92x	8.1x	7.8x	0.8x	3.1%
Natura Cosmeticos SA	13.36	98%	188%	$5,754	$5,753	16.7x	13.5x	2.78x	2.23x	11.3x	8.8x	0.4x	4.2%
Oriflame Cosmetics	39.90	71%	180%	$2,273	$2,536	15.6x	11.3x	1.39x	1.25x	10.4x	8.8x	1.3x	4.2%
Bare Escentuals	8.65	38%	353%	$816	$992	10.8x	9.8x	1.90x	1.80x	6.6x	6.3x	1.6x	NA
Elizabeth Arden	7.41	34%	189%	$218	$553	11.1x	7.6x	0.51x	0.49x	7.3x	6.3x	4.7x	NA
Physicians Formula [1]	1.32	12%	143%	$18	$19	NM	6.6x	0.24x	0.21x	18.7x	2.3x	0.6x	NA
Mean						16.4x	13.8x	1.47x	1.35x	9.1x	8.0x	1.8x	3.3%
Median						16.1x	12.8x	1.28x	1.18x	9.1x	7.9x	1.5x	3.4%
High						23.5x	22.9x	2.78x	2.23x	11.3x	10.6x	4.7x	4.2%
Low						10.8x	7.6x	0.51x	0.49x	6.6x	6.3x	0.4x	1.7%
CHARLES - Pension Adjusted Multiples [2]													
Current													
CHARLES (Base Case)	**4.87**	**33%**	**212%**	**$258**	**$1,740**	**3.2x**	**2.9x**	**1.33x**	**1.30x**	**7.7x**	**7.0x**	**5.1x**	**NA**
CHARLES (Evergreen Case)	**4.87**	**33%**	**212%**	**$258**	**$1,740**	**2.7x**	**2.1x**	**1.33x**	**1.30x**	**7.2x**	**6.2x**	**4.8x**	**NA**
Unaffected (Pre-Offer)													
CHARLES (Base Case)	**3.93**	**26%**	**171%**	**$208**	**$1,690**	**2.6x**	**2.3x**	**1.29x**	**1.26x**	**7.5x**	**6.8x**	**5.1x**	**NA**
CHARLES (Evergreen Case)	**3.93**	**26%**	**171%**	**$208**	**$1,690**	**2.1x**	**1.7x**	**1.29x**	**1.26x**	**7.0x**	**6.0x**	**4.8x**	**NA**

Source: Company filings; Wall Street research, Bloomberg.

1. *Physicians Formula excluded from mean/median/high/low multiples.*
2. *For pension-related adjustments to Adjusted Pro Forma EBITDA, see page 32.*

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23

Preliminary Valuation Observations SUBJECT TO FURTHER DUE DILIGENCE AND REVIEW Five-Year EV / LTM EBITDA PRELIMINARY DRAFT – Trading Comparables Historical Multiples 20.0x CHARLES 6.6x 6.6x 11.2x 11.4x 8.9x 8.3x 11.6x 11.4x Peers Current Average One Year Average Three Year Average Five Year Average 15.0x 10.0x 5.0x 5/15/2004 5/15/2005 5/15/2006 5/15/2007 Five-
Year EV / NTM EBITDA Peer Group Median EV / LTM EBITDA 15.0x 5/14/2 5/15/2009 CHARLES 6.9x 6.4x 8.6x 9.8x 7.9x 7.5x 10.1x 10.3x CHARLES Peers 5/14/2008 Current Average One Year Average Three Year Average Five Year Average 10.0x 5.0x 5/15/2004 5/15/2005 5/15/2006 5/15/2007 CHARLES 5/14/2008 5/15/2009 5/14/2 Peer Group Median EV / NTM EBITDA Enterprise values exclude pension-related adjustments. Lauder, L’Oreal, Natura, Oriflame, Physicians Formula and Shiseido. Source: FactSet and Wall Street research. Note: Peer Group includes Avon, Bare Escentuals, Elizabeth Arden, Esteé

SUBJECT TO FURTHER DUE DILIGENCE AND REVIEW PRELIMINARY DRAFT – Discounted Cash Flow Analysis 2.25% 10.50 6.78 3.74 $ 2.00% 9.73 6.18 3.26 Preliminary Valuation Observations Adj. Price Per Share Perpetuity Growth Rate $ 1.75% 9.01 5.60 2.79 $ 1.83 1.74 1.65 NOL Value $ 2.25% 8.67 5.04 2.09 $ 2.00% 7.90 4.44 1.61 DCF Analysis Base Case Price Per Share Perpetuity Growth Rate $ 1.75% 7.17 3.87 1.14 $ 2.25% 1,941 1,749 1,593 $ 2.00% 1,900 1,717 1,567 Enterprise Value Perpetuity Growth Rate $ 1.75% 1,862 1,687 1,543 $ in millions, except per share values) Discount Rates 11.0% 12.0% 13.0% $ ( 2.25% 15.45 11.26 7.84 $ 2.00% 14.58 10.57 7.29 Adj. Price Per Share Perpetuity Growth Rate $ 1.75% 13.76 9.92 6.76 $ 2.21 2.13 2.05 NOL Value $ 2.25% 13.24 9.13 5.79 $ 2.00% 12.37 8.45 5.24 Evergreen Case Price Per Share Perpetuity Growth Rate $ 1.75% 11.55 7.80 4.71 $ 2.25% 2,183 1,966 1,789 $ 2.00% 2,137 1,929 1,760 Enterprise Value Perpetuity Growth Rate $ 1.75% 2,093 1,895 1,732 $ Discount Rates 11.0% 12.0% 13.0% Note: For pension-related adjustments to Adjusted Pro Forma EBITDA, see page 32. Cash flows discounted to June 30, 2009.

Analysis of Preferred Stock

SUBJECT TO FURTHER DUE DILIGENCE AND REVIEW Analysis of Preferred Stock PRELIMINARY DRAFT – Preferred Stock Valuation Framework Overview comparables and Investors will likely expect an illiquidity discount versus derived fair value For example, CHARLES Senior Notes currently yield 18% The security’s value will equal the sum of the discounted cash flows and the theoretical value of the change of control amount The Preferred Stock will be illiquid given the size and complexity of the security – The discount rate should be based upon the yields of select bond factor in an appropriate subordination premium A discount rate of ~18-20% is likely appropriate for this security, based on relative value analysis – No Change of Control Regular dividends Special dividend Liquidation preference upon redemption Present value of cash flows over the four year life of the security -— Change of Control Regular dividends Liquidation preference Change of control amount Market participants would likely utilize Black-Scholes methodology to price the option value of the change of control amount Present value of cash flows over two years -— Perceived value of change of control amount will be priced differently by the market versus its potential fundamental value upon a sale — Discount Rate Methodology

SUBJECT TO FURTHER DUE DILIGENCE AND REVIEW Analysis of Preferred Stock PRELIMINARY DRAFT – Preferred Stock Illustrative Valuation Analysis 0.75 2.51 3.26 4.98 8.24 2-Year Sale $ $ $ 1.26 1.70 2.96 0.68 3.63 Present Value 4-Year Hold $ $ $ Assumes a 20.0% Discount Rate Present Value Dividend Liquidation Preference Total Special Dividend Total Illustrative Valuation (max) 3.71 1.00 3.71 0.93 7.36 $ 12.5% $ 12.00 $ $ Assumptions : Liquidation Preference : Dividends Liquidation Preference Dividend Special Dividend Participation less less Change in Control Amount Assumes a $12 sale price Potential Value Outcomes Market Valuation Based on Option Valuation Methodology Expected Future Value 12.00 6.57 7.93 9.28 10.64 12.00 $ $ $ $ $ $ 11.00 6.57 7.68 8.78 9.89 11.00 $ $ $ $ $ $ 10.00 6.57 7.43 8.28 9.14 10.00 $ $ $ $ $ $ 9.00 6.57 7.18 7.78 8.39 9.00 $ $ $ $ $ $ 8.00 6.57 6.93 7.28 7.64 8.00 Sale Price Per Share $ $ $ $ $ $ 7.00 6.57 6.68 6.78 6.89 7.00 $ $ $ $ $ $ 6.00 6.57 6.43 6.28 6.14 6.00 $ $ $ $ $ $ 5.00 6.57 6.18 5.78 5.39 5.00 $ $ $ $ $ $ 4.00 6.57 6.08 5.60 5.12 4.64 $ $ $ $ $ $ 0% 25% 50% 75% 100 % Probability of a Sale Expected Present Value 12.00 3.63 4.79 5.94 7.09 8.24 $ $ $ $ $ $ 11.00 3.63 4.62 5.60 6.58 7.57 $ $ $ $ $ $ 10.00 3.63 4.45 5.26 6.08 6.89 $ $ $ $ $ $ 9.00 3.63 4.28 4.92 5.57 6.21 $ $ $ $ $ $ 8.00 3.63 4.11 4.59 5.06 5.54 Sale Price Per Share $ $ $ $ $ $ 7.00 3.63 3.94 4.25 4.55 4.86 $ $ $ $ $ $ Assumes a 20.0% Discount Rate 6.00 3.63 3.77 3.91 4.05 4.18 $ $ $ $ $ $ 5.00 3.63 3.60 3.57 3.54 3.51 $ $ $ $ $ $ 4.00 3.63 3.54 3.45 3.35 3.26 $ $ $ $ $ $ 0% 25% 50% 75% 100 % Probability of a Sale Present Value of Security at 20% Discount Rate and $2.67 Stock Price 2.67 $ Stock Price 136.1% 134.7% 133.3% 131.9% 130.5 % PV as % of PV as % of Par 97.8% 96.8% 95.8% 94.8% 93.8 % Share 3.63 3.60 3.56 3.52 3.49 Present Value Per $ $ $ $ $ 73.36 72.62 71.87 71.13 70.38 Present Value (MM) $ $ $ $ $ Probability of Sale 0.0% 25.0% 50.0% 75.0% 100.0 % Present Value of Security at 20% Discount Rate and $4.87 Stock Price 4.87 $ Stock Price 74.6% 78.4% 82.2% 86.0% 89.8 % PV as % of PV as % of Par 97.8% 102.8% 107.8% 112.7% 117.7 % Share 3.63 3.82 4.00 4.19 4.37 Present Value Per $ $ $ $ $ 73.36 77.09 80.81 84.54 88.27 Present Value (MM) $ $ $ $ $ Probability of Sale 0.0% 25.0% 50.0% 75.0% 100.0%

SUBJECT TO FURTHER DUE DILIGENCE AND REVIEW Analysis of Preferred Stock PRELIMINARY DRAFT – Potential Methods to Enhance Value of Preferred Stock • participation • Control Control dilution of Control of of Change Change potential sale a from limit no Change in to of a in Stock event participation payments the in participation on dividend Preferred for cap for preference rate dividend of period increase deduction liquidation dividend special time or protections Increase Increase Increase Increase Eliminate Eliminate Enhance

Proposed Next Steps

SUBJECT TO FURTHER DUE DILIGENCE AND REVIEW Proposed Next Steps PRELIMINARY DRAFT – Potential Responses to M&F Communicate preference for an all-cash transaction but indicate willingness to consider a revised proposal to be considered Indicate unwilling to consider proposed structure Communicate preference for an all-cash transaction Indicate that proposal is unacceptable proposal Indicate proposal is unacceptable Communicate preference for an all-cash transaction Provide specific feedback on areas that must be improved for the Reject proposal outright – – Qualified rejection of the proposal – – Reject proposal but provide specific feedback – – –

SUBJECT TO FURTHER DUE DILIGENCE AND REVIEW Proposed Next Steps PRELIMINARY DRAFT – Proposed Next Steps • projections analysis advisors revised and on M&F management M&F to of analysis Committee to response view valuation response refine Special Further Finalize Update Finalize Communicate

Appendices

Shareholder Analysis CHARLES’

PRELIMINARY DRAFT – SUBJECT TO FURTHER DUE DILIGENCE AND REVIEW

CHARLES Shareholder Analysis

CHARLES' Shareholder Analysis

Top Shareholders

Top 10 Institutional Holders	Class A Shares	Class B Shares	% Owned (Class A & B)	% Vote
Fidelity	6,113,349	-	11.9%	7.7%
Pyramis Global Advisors	1,583,765	-	3.1%	2.0%
AXA Rosenberg Investment Mgmt.	1,291,343	-	2.5%	1.6%
Vanguard Group	1,152,844	-	2.2%	1.4%
Barclays Global Investors	460,733	-	0.9%	0.6%
Acadian Asset Management	425,345	-	0.8%	0.5%
Dimensional Fund Advisors	423,333	-	0.8%	0.5%
Renaissance Technologies	363,103	-	0.7%	0.5%
Del Mar Asset Management	307,900	-	0.6%	0.4%
Whippoorwill Associates	210,918	-	0.4%	0.3%
Total	12,332,633	-	23.9%	15.5%

Top 5 Inside Holders	Class A Shares [1]	Class B Shares	% Owned (Class A & B)	% Vote
MacAndrews & Forbes Holdings Inc.	28,207,735	3,125,000	60.8%	74.6%
David L. Kennedy	147,001	-	0.3%	0.2%
Robert K. Kretzman	49,209	-	0.1%	0.1%
Alan T. Ennis	23,647	-	0.05%	0.03%
Paul J. Bohan	22,500	-	0.04%	0.03%
Total	28,450,092	3,125,000	61.3%	75.0%

Other (Institutions and Retail)	Class A Shares	Class B Shares	% Owned (Class A & B)	% Vote
Total	7,618,056	-	14.8%	9.6%
TOTAL	**48,400,781**	**3,125,000**	**100.0%**	**100.0%**

Economic Ownership


Fidelity
12%
Institutions
(ex-Fidelity)
18%
Insiders
(ex-M&F)
5%
Retail
5%
M&F
60%

Investment Style


Broker-Dealer
3%
Specialty
1%
Core Growth
1%
Growth
Deep Value
4%
Hedge Fund
4%
Index
11%
GARP
58%
Core Value
17%

Source: CHARLES filings, FactSet.
1. Does not include vested options.

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EBITDA Reconciliation

SUBJECT TO FURTHER DUE DILIGENCE AND REVIEW PRELIMINARY DRAFT – EBITDA Reconciliation 303 3 40 261 26 10 277 2013 P $ $ $ EBITDA Reconciliation 291 3 40 248 28 9 267 2012 P $ $ $ 280 4 40 236 30 9 257 2011 P $ $ $ 270 5 40 225 32 9 248 2010 P $ $ $ 253 6 41 206 30 8 227 2009 P $ $ $ 240 7 47 186 8 8 185 2008 A $ $ $ EBITDA Reconciliation 229 7 50 172 9 9 172 2007 A $ $ $ (1) 129 13 98 17 16 10 23 $ $ 2006 A $ (2) in millions) $ ( EBITDA (Long-Range Plan) Less: Stock-Based Comp. Expense Less: Expense for Display Purchases Pro Forma EBITDA Plus: Pension Expense Less: Service Cost Adjusted Pro Forma EBITDA Source: CHARLES filings; CHARLES management. Service Cost grown at 4% for 2010 and thereafter. reported Q1 2009 Service Cost. Adjusted in 2006, 2007, and 2008 as described on page 11. 2009 Service Cost calculated by annualizing CHARLES’ 1. 2.

Detailed Discounted Cash Flow Analysis

PRELIMINARY DRAFT – SUBJECT TO FURTHER DUE DILIGENCE AND REVIEW

Discounted Cash Flow Analysis – Base Case

Detailed Discounted Cash Flow Analysis

Five-Year Discounted Cash Flow Analysis

($ in millions, except per share data)

	Calendar Year Ending December 31								'09-'13	'08-'13
	2008A	1H09	2H09	2009E	2010E	2011E	2012E	2013E	CAGR	CAGR
Total Sales	$1,347	$640	$669	$1,309	$1,342	$1,377	$1,415	$1,457	*2.7%*	*1.6%*
% Growth	*(1.5%)*	*(4.5%)*	*0.1%*	*(2.8%)*	*2.5%*	*2.6%*	*2.7%*	*3.0%*		
EBITDA	240	120	133	253	270	280	291	303	*4.6%*	*4.8%*
% Margin	*17.8%*	*18.7%*	*20.0%*	*18.9%*	*19.7%*	*20.1%*	*20.4%*	*20.6%*		
EBIT	$145	$97	$112	$208	$224	$236	$246	$257	*5.4%*	*12.2%*
Unlevered Net Income	**$89**	**$65**	**$76**	**$141**	**$151**	**$159**	**$167**	**$175**	*5.5%*	*14.6%*
Unlevered FCF	**$102**	**$72**	**$64**	**$136**	**$181**	**$163**	**$168**	**$175**	*6.6%*	*11.3%*

Discount Rates	Enterprise Value – Perpetuity Growth Rate			Equity Value – Perpetuity Growth Rate			Price Per Share – Perpetuity Growth Rate			Premium to Current Share Price – Perpetuity Growth Rate		
	1.75%	**2.00%**	**2.25%**	**1.75%**	**2.00%**	**2.25%**	**1.75%**	**2.00%**	**2.25%**	**1.75%**	**2.00%**	**2.25%**
11.0%	$1,862	$1,900	$1,941	$380	$418	$459	$7.17	$7.90	$8.67	47.3%	62.2%	78.0%
12.0%	1,687	1,717	1,749	204	235	267	3.87	4.44	5.04	(20.6%)	(8.9%)	3.5%
13.0%	1,543	1,567	1,593	61	85	111	1.14	1.61	2.09	(76.5%)	(67.0%)	(57.1%)

Discount Rates	Implied Terminal Multiple – Perpetuity Growth Rate			Terminal Value as a % of EV – Perpetuity Growth Rate			Price Per Share (NOLs) – Perpetuity Growth Rate			Premium to Current Share Price – Perpetuity Growth Rate		
	1.75%	**2.00%**	**2.25%**	**1.75%**	**2.00%**	**2.25%**	**1.75%**	**2.00%**	**2.25%**	**1.75%**	**2.00%**	**2.25%**
11.0%	6.9x	7.2x	7.4x	68.0%	68.7%	69.3%	$9.01	$9.73	$10.50	84.9%	99.8%	115.5%
12.0%	6.3x	6.4x	6.6x	65.4%	66.0%	66.6%	5.60	6.18	6.78	15.1%	26.8%	39.2%
13.0%	5.7x	5.9x	6.0x	62.8%	63.4%	64.0%	2.79	3.26	3.74	(42.6%)	(33.1%)	(23.2%)

Value with NOLs

Source: CHARLES management.
Note: Share price as of May 15, 2009; balance sheet data as of March 31, 2009; includes pension obligations. Terminal multiple calculated off of pension-adjusted pro forma EBITDA. Cash flows discounted to June 30, 2009.

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PRELIMINARY DRAFT – SUBJECT TO FURTHER DUE DILIGENCE AND REVIEW

Discounted Cash Flow Analysis – Evergreen Case

Detailed Discounted Cash Flow Analysis

Five-Year Discounted Cash Flow Analysis

($ in millions, except per share data)

	Calendar Year Ending December 31									'09-'13	'08-'13
	2008A	1H09	2H09	2009E	2010E	2011E	2012E	2013E		CAGR	CAGR
Total Sales	$1,347	$640	$669	$1,309	$1,342	$1,377	$1,415	$1,457		*2.7%*	*1.6%*
% Growth	*(1.5%)*	*(4.5%)*	*0.1%*	*(2.8%)*	*2.5%*	*2.6%*	*2.7%*	*3.0%*			
EBITDA	240	120	149	269	302	314	325	339		*6.0%*	*7.2%*
% Margin	*17.8%*	*18.7%*	*22.3%*	*20.1%*	*22.1%*	*22.5%*	*22.8%*	*23.1%*			
EBIT	$145	$97	$127	$224	$256	$269	$280	$292		*6.9%*	*15.1%*
Unlevered Net Income	**$116**	**$65**	**$86**	**$151**	**$172**	**$181**	**$189**	**$198**		*7.0%*	*11.4%*
Unlevered FCF	**$129**	**$72**	**$63**	**$135**	**$197**	**$184**	**$191**	**$198**		*10.1%*	*8.9%*

Discount Rates	Enterprise Value – Perpetuity Growth Rate			Equity Value – Perpetuity Growth Rate			Price Per Share – Perpetuity Growth Rate			Premium to Current Share Price – Perpetuity Growth Rate		
	1.75%	2.00%	2.25%	1.75%	2.00%	2.25%	1.75%	2.00%	2.25%	1.75%	2.00%	2.25%
11.0%	$2,093	$2,137	$2,183	$611	$654	$700	$11.55	$12.37	$13.24	137.1%	154.0%	171.8%
12.0%	1,895	1,929	1,966	413	447	483	7.80	8.45	9.13	60.1%	73.5%	87.5%
13.0%	1,732	1,760	1,789	249	277	306	4.71	5.24	5.79	(3.2%)	7.6%	18.8%

Discount Rates	Implied Terminal Multiple – Perpetuity Growth Rate			Terminal Value as a % of EV – Perpetuity Growth Rate			Price Per Share (NOLs) – Perpetuity Growth Rate			Premium to Current Share Price – Perpetuity Growth Rate		
	1.75%	2.00%	2.25%	1.75%	2.00%	2.25%	1.75%	2.00%	2.25%	1.75%	2.00%	2.25%
11.0%	7.0x	7.2x	7.4x	68.6%	69.2%	69.9%	$13.76	$14.58	$15.45	182.5%	199.4%	217.2%
12.0%	6.3x	6.5x	6.6x	65.9%	66.5%	67.2%	9.92	10.57	11.26	103.8%	117.1%	131.2%
13.0%	5.7x	5.9x	6.0x	63.4%	64.0%	64.6%	6.76	7.29	7.84	38.9%	49.7%	60.9%

Value with NOLs

Source: CHARLES management.
Note: Share price as of May 15, 2009; balance sheet data as of March 31, 2009; includes pension obligations. Terminal multiple calculated off of pension-adjusted pro forma EBITDA. Cash flows discounted to June 30, 2009.

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